Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by THE PANTRY, INC., a Delaware corporation (the “Corporation”) and TERRANCE M. MARKS (“Executive”) as of August 24, 2009, with his employment commencing on September 15, 2009 (the “Start Date”).

The Corporation desires to employ Executive and Executive desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Executive agree as follows:

1.	EMPLOYMENT.

The Corporation hereby employs Executive and Executive hereby accepts employment, commencing on the Start Date, on the terms and conditions set forth in this Agreement and shall perform such duties and responsibilities as Executive shall be assigned by the Board of Directors of the Corporation (the “Board”). Effective as of September 25, 2009 (the “Effective Date”), Executive shall serve as President and Chief Executive Officer of the Corporation and have such duties and responsibilities as are appropriate for the chief executive officer of a corporation of the nature and size of the Corporation, as the Board shall determine from time to time. Executive shall at all times report to the Board.

1.1       Effective the Effective Date, the Corporation shall appoint Executive to serve as a member of the Board. Thereafter during his employment as Chief Executive Officer, Executive shall be re-nominated by the Board for re-election by the shareholders to serve, without interruption, as a member of the Board. Any such Board service (and any committees thereof) shall be without additional compensation.

1.2       Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Corporation policies, procedures, practices and directions.

1.3       Executive shall devote all working time and best efforts to successfully perform his duties and advance the Corporation’s interests. During his employment, Executive shall not, without Board consent, engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Corporation’s prior consent, other than those listed on Exhibit A; provided, however, this provision does not prohibit him from participating in charitable, civic, educational, professional, community or industry affairs or from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit, so long as, in the aggregate, such activities do not materially interfere with the performance of his duties hereunder and do not create actual or potential conflicts of interest with the Corporation.

2.	COMPENSATION.

2.1       Base Salary. During the Term (as defined below), Executive’s annual salary for all services rendered shall be at the annual rate of $750,000 (less applicable taxes and required withholdings), payable in regular installments in accordance with the Corporation’s usual policies, procedures and practices as they may exist from time to time (the “Base Salary”). The Base Salary may periodically be subject to such increases, if any (but not subject to decrease, other than as it relates to any across the board reduction of salaries for all senior executives) in the Board’s discretion in accordance with the Board’s policies, procedures and practices as they may exist from time to time. Any such increase (or decrease) shall thereafter be Executive’s “Base Salary” for all purposes hereunder.

2.2       Bonus Programs. During the Term, Executive shall be eligible to earn an annual cash bonus in respect of each fiscal year (each, a “Fiscal Year”) during the Term, pursuant to the terms of the Corporation’s bonus plan applicable to its senior executives, as may be amended from time to time (the “Bonus Plan”, such annual bonus the “Annual Bonus”), with a target bonus of 75% of Base Salary (the “Target Bonus”) and a maximum bonus of 150% of Base Salary, in each case based on the achievement of performance criteria established by the Board (or a committee thereof) pursuant to the Bonus Plan. The Annual Bonus, to the extent becoming earned and payable, will be paid in cash within seventy-five (75) days following the end of the applicable Fiscal Year.

2.3       Equity and Other Long-Term Incentive Grants. During the Term, Executive shall be eligible for annual and other equity and long-term incentive grants; provided, however, the Corporation shall not be bound to make any equity or other long-term incentive award grants to Executive other than as set forth in this Agreement, prior to the awards in 2010. However, the Corporation may consider, but shall be under no obligation to make, a grant in November 2009, when it again makes grants to other executives. To the extent awards are granted by the Corporation, Executive’s target level and form and mix of awards shall be commensurate with his position and Corporation’s performance relative to annual awards to other senior executives. On the Start Date, the Corporation shall grant Executive:

(A)      Option. An option to purchase 70,000 shares of authorized shares or outstanding treasury shares of the Corporation’s common stock (“Common Stock”), in accordance with the Pantry, Inc. 2007 Omnibus Plan (the “2007 Omnibus Plan”), at an exercise price equal to the Fair Market Value (as such term is defined in the 2007 Omnibus Plan) of the Common Stock on the date of the grant (the “Option”), having a term of seven (7) years and vesting and becoming exercisable in three installments of 23,333, 23,333, and 23,334 shares on the first, second, and third anniversaries of the Start Date, so long as he is employed hereunder on such respective anniversary for such respective shares to so vest (except as otherwise provided herein).

(B)      Restricted Stock. (i) A grant of 15,000 shares of restricted Common Stock pursuant to the 2007 Omnibus Plan (the “Time Restricted Stock”), which Time

Restricted Stock shall vest in equal annual installments on the first, second, and third anniversary of the Start Date subject to Executive’s continued employment with the Corporation on such respective anniversary for such respective shares to so vest (except as otherwise provided herein); and (ii) a grant of 15,000 shares of restricted Common Stock pursuant to the 2007 Omnibus Plan (the “Performance Restricted Stock”), which Performance Restricted Stock shall vest in equal annual installments of 5,000 shares of Performance Restricted Stock on the first, second, and third anniversaries of the Start Date so long as he is employed hereunder on such respective anniversary for such respective shares to so vest (except as otherwise provided herein), so long as with respect to the Fiscal Year coincident with or immediately following the Effective Date, he achieves the annual “Performance Measures” (as defined in Section 12 of the 2007 Omnibus Plan), as established for such Fiscal Year, and such annual installment of 5,000 shares of Performance Restricted Stock shall be forfeited if such annual Performance Measures are not met.

All unvested restricted Common Stock shall be forfeited upon Executive’s termination of employment with the Corporation, except as otherwise provided herein or as the Corporation and Executive otherwise agree in writing.

(C)      The foregoing equity grants shall be governed by the terms and conditions of certain documents, including a Stock Option Agreement and Restricted Stock Award Agreement, in the forms attached hereto as Exhibits B and C (collectively, the “Equity Documents”). Terms not defined herein shall be as defined in the Equity Documents or the 2007 Omnibus Plan.

2.4       Benefits. During the Term, Executive may participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit plans and programs which may be made available from time to time on a basis consistent with other senior executives of the Corporation, commensurate with his position; provided, however, that Executive’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Notwithstanding the foregoing, Executive shall be entitled to a minimum of three (3) weeks of annual vacation and, subject to applicable state law, accrued, unused vacation may not be carried over from year to year.

2.5       Benefit Plans Subject to Amendment. Nothing in this Agreement shall require the Corporation to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Section 2.4. Executive acknowledges that the Corporation, in its sole discretion, may amend, modify, revise or revoke any such plans, programs or benefits. Executive further acknowledges that the airplane, executive medical reimbursement, and automobile policies of the Corporation are subject to revision and that no reduction, alteration, or termination pursuant to such revision will constitute grounds for Constructive Termination (as defined below). Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Executive. Nothing in this Agreement shall afford Executive any greater rights or benefits with regard to these plans, programs and benefits than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within the plan administrator’s discretion, as they may exist from time to time. Nothing in this Agreement shall require the Corporation to continue or refrain from amending, modifying, revising or revoking the Bonus Plan; provided, however, that any such amendment, modification, revision or revocation shall only have prospective effect (to the extent it may adversely affect Executive) and Executive shall continue to be entitled to an annual cash incentive opportunity under the Bonus Plan or a successor plan or program for all periods thereafter consistent with the provisions of Section 2.2.

2.6       Relocation Expenses. Executive shall procure housing and be resident in the greater Raleigh, North Carolina metropolitan area as soon as is practicable after the Start Date and remain so resident thereafter during the Term. Executive will participate under the Corporation’s Executive and Senior Officer Relocation Policy, in each benefit as defined in the plan, subject to the following exceptions: (A) the Temporary Housing Benefit will be for ninety (90) days (instead of sixty (60) days); (B) in lieu of (i) the third party buyout of Executive’s current residence, (ii) the Shipment of Household Goods benefit, (iii) the Final Move Expenses benefit, and (iv) the Relocation Allowance benefit, the Corporation will pay Executive a lump sum cash bonus of $125,000 within ten (10) days after the Start Date.

2.7       Legal Fees. The Corporation shall pay all reasonable legal fees incurred for counsel to advise Executive and negotiate and prepare all agreements in connection with negotiating this Agreement, upon presentation of a reasonably documented bill for such services, with such payment not to exceed $25,000.

2.8       Offset for Disability Payments. If at any time during which Executive is receiving salary or post-termination payments from the Corporation, he receives payments on account of mental or physical disability from any Corporation-provided plan, then the Corporation, in its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

3.	TERM OF EMPLOYMENT AND TERMINATION.

The original term of employment under this Agreement shall be for that period of time commencing on the Start Date and ending on the last day of the Fiscal Year ending on or around September 25, 2012, subject to the following provisions:

3.1       Automatic Renewal. Upon the expiration of the original term or any renewal term of employment, Executive’s term of employment shall be automatically renewed for another Fiscal Year period unless, at least sixty (60) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship. The original term of employment, together with each successive renewal of the employment term (if any), is referred to herein as the “Term.” During the Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 8.

3.2       Without Cause. During the Term, the employment relationship hereunder may be terminated by Executive for any reason, and such termination shall occur sixty (60) days after Executive gives notice of such termination to the Corporation. The employment relationship hereunder may be terminated by the Corporation at any time by written notice to Executive.

3.3       With Cause. During the Term, the Corporation may terminate Executive’s employment immediately without notice (other than the notice to cure) at any time for the following reasons which shall constitute “Cause”: (A) the willful and continued failure by Executive to substantially perform his duties with the Corporation after written instruction by the Corporation to do so, (B) the engaging by Executive in conduct which is demonstrably injurious to the Corporation, (C) the conviction of Executive of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony, (D) material breach by Executive of any of the terms of this Agreement or (E) gross negligence or willful misconduct in the performance of his duties. No act or omission to act shall be “willful” if conducted in good faith with a reasonable belief such conduct was in the best interests of the Corporation. Prior to a termination pursuant to Section 3.3(A), Executive shall be given written notice of the manner in which he has failed to perform and a ten (10) day opportunity to correct such failure.

3.4       Death or Disability. During the Term, the Corporation may terminate Executive’s employment without notice in the event of Executive’s death or “Disability” which shall mean Executive’s physical or mental inability to perform the essential functions of his duties with or without reasonable accommodation for a period of 180 consecutive days or 180 days in total within a 365 day period as determined by the Corporation in its reasonable discretion and in accordance with applicable law.

3.5       Constructive Termination. During the Term, the employment relationship hereunder may be terminated by Executive upon a “Constructive Termination,” which for the purpose of this Agreement shall mean, without Executive’s express written consent, the occurrence on or after a Change in Control (as defined below), of any of the following circumstances: (A) the assignment to Executive, on or after the Effective Date, of any duties materially inconsistent (except in the nature of a promotion) with his position as the chief executive officer of the Corporation, or a substantial adverse alteration after the Effective Date in the nature or status of his position or responsibilities (including reporting responsibilities) or the conditions of his employment from those in effect immediately prior to the Change in Control; provided, however, that no such assignment or substantial adverse alteration shall be deemed to exist merely because of changes in the Executive’s duties, position or responsibilities (or conditions of employment) solely and directly resulting from the Corporation ceasing to be a company with publicly-traded securities or becoming a wholly owned subsidiary of another company so long as Executive continues to be the most senior executive employee at the Corporation with powers and responsibilities typically held by such senior executive employee at a company of similar size and nature as the Corporation exists after the Change in Control; (B) a reduction by the Corporation in Executive’s Base Salary or Target Bonus, other than in connection with an across-the-board reduction of salaries or bonuses paid to all executive officers; (C) the Corporation requiring Executive to be based more than fifty (50) miles from the Corporation’s offices at which he was principally employed immediately prior to the date of the Change in Control; (D) the failure by the Corporation to pay to Executive any portion of his current compensation or compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due; (E) the failure by the Corporation, after a Change in Control, to continue in effect any material compensation or benefit plan in which Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control; provided, however, that the airplane, executive medical reimbursement, and automobile policies of the Corporation are being revised and no reduction, alteration, or termination of those policies will constitute grounds for Constructive Termination; or (F) failure of the Corporation to obtain a satisfactory agreement from any successor or other person who caused the Change in Control to assume and agree to perform this Agreement. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Constructive Termination. However, Executive must give written notice of any condition that is the basis of a claim for his Constructive Termination no later than sixty (60) days after he has knowledge of such event, and the Corporation shall have ten (10) days within which to correct such condition to Executive’s reasonable satisfaction.

3.6       Survival. Section 4 (Compensation Upon Termination), Section 5 (Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property), and Section 6 (Change in Control) shall survive the expiration or termination of the this Agreement and the termination of Executive’s employment, regardless of the reasons for such expiration or termination, until the obligations set forth therein have been satisfied.

4.	COMPENSATION UPON TERMINATION.

4.1       By the Corporation For Cause or By Executive Without Constructive Termination or By Executive By Notice of Non-Renewal. If Executive’s employment is terminated by the Corporation for Cause, by Executive absent a Constructive Termination, or by notice of non-renewal by Executive, the Corporation’s obligation to compensate Executive ceases on the date of termination, provided, however, that Executive shall be entitled to receive in a lump sum any accrued but unpaid Base Salary, accrued vacation pay, any accrued and earned but unpaid Annual Bonus for any previously completed fiscal year, and any business expenses incurred and substantiated in accordance with the Corporation’s policies through the date of termination (such payment the “Accrued Rights”).

4.2       Due to a Corporation Notice of Non-Renewal or by the Corporation Without Cause Prior to, or More than 12 Months Following, a Change in Control. If at any time prior to, or more than twelve (12) months following, the occurrence of a Change in Control (i) the Corporation terminates Executive’s employment without Cause or (ii) upon the termination of Executive’s employment upon the expiration of the Term pursuant to a Corporation notice not to renew the Term pursuant to Section 3.1 (each such termination a “Qualified Termination”), then subject to the limitations of Section 4.4 of this Agreement, Executive shall be entitled to receive:

(A)	the Accrued Rights;

(B)      an amount (less any applicable taxes and required withholdings) equal to one and one-half (1.5) times Executive’s Base Salary, payable in equal monthly installments for the 18 months following the date of termination of employment (the “Severance

Period”, each such installment payment a “Severance Payment”). For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as applicable, each Severance Payment shall be considered a separate payment. Beginning on the first anniversary of the first day of the Severance Period, all Severance Payments payable thereafter are subject to reduction by the amount of compensation received (or earned and deferred) by Executive for services rendered (whether employment or consulting), other than compensation paid to him for his service as a director on boards of directors, during such period in excess of 25% of his Base Salary at the time of his termination. If Executive accepts employment or a consultancy with another entity or becomes self-employed (other than service on boards of directors), then he must notify the Corporation within fifteen (15) days after such employment or consultancy begins and if he fails to give such notice, the Corporation can cease making any further payments pursuant to Section 4.2(B) until the Corporation is provided with notice from Executive and information sufficient to determine the amount of any reduction the Corporation is entitled to make hereunder.

In the event that the total amount of payments due Executive under Section 4.2(B) should exceed the maximum amount permitted to be paid under a separation pay plan exempt from regulation under Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), then the entire amount in excess of such maximum amount shall be paid to Executive no later than two and one-half (2½) months following the end of the calendar year in which Executive’s employment terminated.

(C)      to the extent vested (including pursuant to this Section 4.2(C)), the Option shall remain exercisable until the earlier of 180 days after the date of the Qualified Termination or the expiration of the term of the Option, and any unvested Time Restricted Stock, Performance Restricted Stock, or shares subject to the Option shall be forfeited and terminate; provided, however, that in the event of a Qualified Termination prior to the first anniversary of the Start Date, on the date of such Qualified Termination a pro rata portion of each of the Time Restricted Stock and Performance Restricted Stock will become vested and nonforfeitable, provided, however, that the Performance Restricted Stock will become vested only to the extent that the annual performance criteria are met as of that date, and a pro rata portion of the shares subject to the Option will become vested and exercisable, and for the purpose of the grants a “pro rata portion” shall be a number of shares equal to (x) the total number of shares constituting such grant times (y) a fraction, the numerator of which is the number of days Executive was employed through the date of termination and the denominator of which is 1,095.

(D)      until the earlier of the date Executive is or becomes eligible for comparable group health insurance coverage under the health plan of another employer or the expiration of the Severance Period (the “Coverage Period”), Executive may elect to continue participation in the Corporation’s group health insurance plan, including hospitalization, in which Executive participated upon termination of employment by electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). For the Coverage Period, the Corporation shall reimburse Executive for that portion of the COBRA premiums in excess of the amount Executive paid for group health plan coverage immediately prior to termination from employment. In the event Executive prefers to obtain coverage under an individual health insurance policy that is less expensive than COBRA coverage rather than electing COBRA continuation coverage, the Corporation shall, for the Coverage Period, reimburse Executive for that portion of the premium payments that are in excess of the amount Executive paid for group health plan coverage immediately prior to termination of employment. All reimbursements required pursuant to this Section 4.2(D) shall be paid as soon as reasonably practicable following Executive’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Executive and paid by the Corporation no later than December 31 of the calendar year following the calendar year in which such premium expense was incurred by Executive.

4.3       Death or Disability. If Executive’s employment is terminated because of Executive’s death at any time either before or after a Change in Control (as hereinafter defined), then the Corporation shall pay to the estate of Executive an amount (less any applicable taxes and required withholdings) equal to six (6) months of Base Salary then in effect. If Executive’s employment is terminated because of Disability at any time either before or after a Change in Control, then the Corporation shall, subject to the limitations of Section 4 of this Agreement, pay Executive a sum equal to six (6) months of Base Salary then in effect (less any applicable taxes and required withholdings). Any payments paid to Executive or his estate pursuant to this Section 4.3 shall be paid in periodic, substantially equal installments over six months; provided, however, that all such amounts payable shall be paid no later than two and one-half (2½) months following the end of the calendar year in which Executive’s employment terminated or such other date as will not result in a violation of Section 409A. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment.

4.4	Severance Pursuant to Agreement.

The Corporation’s obligation to provide the payments or benefits under Sections 4.2 and 4.3 (except in the event of termination because of Executive’s death) is conditioned upon Executive’s execution of an enforceable release of all claims against the Corporation and its affiliates, a form of which is attached hereto as Exhibit D (the “Release”) and his continued compliance with Section 5 hereof (specifically including the return of all Corporation property). If Executive chooses not to execute the Release or fails to comply with Section 5 of this Agreement, then the Corporation’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time.

Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates; provided, however, that the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to a severance plan, policy or practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which Executive may be entitled under employee benefit plans in which Executive participates.

5.         COMPETITIVE BUSINESS ACTIVITIES, TRADE SECRETS, CONFIDENTIAL INFORMATION AND CORPORATION PROPERTY.

Executive acknowledges that by virtue of Executive’s employment and position with the Corporation, Executive (i) has or will have access to trade secrets and Confidential Information

(as defined in Section 5.2(B)) of the Corporation including valuable information about its business operations and entities with whom it does business in various locations, and (ii) has developed or will develop relationships with parties with whom it does business in various locations. Executive also acknowledges that the trade secrets, Confidential Information and Competitive Business Activities provisions set forth in this Agreement are reasonably necessary to protect the Corporation’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

5.1       Competitive Business Activities. Without the Corporation’s prior written approval, during Executive’s employment and for eighteen (18) months following termination regardless of the reason for such termination:

(A)      Executive shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent contractor, agent, or otherwise enter into or in any manner participate in the convenience store business in North Carolina, South Carolina, Florida, or any other state in which the Corporation owns or operates ten (10) or more convenience stores upon the date of termination of employment. Notwithstanding the foregoing, Executive’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section 5.1(A).

(B)      Executive will not directly or indirectly, request or induce any other employee of the Corporation to: (i) terminate employment with the Corporation, or (ii) accept employment with another business entity (other than via general advertising), or (iii) become engaged in the convenience store business in competition with the Corporation.

5.2	Trade Secrets; Confidential Information.

(A)      Executive hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) or trade secrets except to authorized representatives of the Corporation, as may be necessary for Executive to discharge his duties, or as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Executive’s, have entered the public domain.

(B)      Confidential Information. For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Corporation, other than trade secrets, that is material to the Corporation and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Corporation, together with any techniques utilized by the Corporation in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the

Corporation; and (ii) the business plans, financial statements, reports and projections of the Corporation, and the Corporation’s prospective strategic or expansion plans.

(C)      Corporation Property. Executive acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Corporation and that Executive has and shall acquire no right, title or interest therein. Any and all printed, typed, written and other material which Executive may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Corporation, and any and all such material (including any copies) and all other Corporation property shall, upon request of the Corporation, be promptly delivered by Executive to the Corporation.

5.3       Publicity; No Disparaging Statement. Except as may be required by law, Executive shall not issue any press release or public statement or engage in any communications to persons outside the Corporation which is reasonably likely to disparage the Corporation, its employees or its directors or interferes with existing or prospective business relationships. Except as may be required by law, the Corporation shall not and shall notify each member of the Board not to issue any press release or public statement or engage in any communication to persons outside the Corporation which is reasonably likely to disparage Executive.

5.4       Non-Disclosure Agreement. Nothing in this Agreement shall terminate, revoke or diminish Executive’s obligation or the Corporation’s rights and remedies under law or that certain non-disclosure agreement between the Corporation and Executive dated August 10, 2009 (and any subsequent agreement), relating to trade secrets, confidential information or non-competition.

6.	CHANGE IN CONTROL.

6.1       Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the 2007 Omnibus Plan as amended from time to time.

6.2       Termination Following a Change in Control. After the occurrence of a Change in Control, Executive shall be entitled to receive payments and benefits pursuant to this Agreement if within twelve (12) months following the Change in Control (i) the Corporation terminates Executive’s employment without Cause, (ii) Executive terminates his employment Executive as a result of a Constructive Termination as defined in Section 3.5 hereof or (iii) upon the termination of Executive’s employment upon the expiration of the Term pursuant to a Corporation notice not to renew the Term pursuant to Section 3.1 (each a “CiC Qualified Termination”).

6.3       Severance Pay and Benefits. If Executive’s employment with the Corporation terminates due to a CiC Qualified Termination, then subject to Executive’s continued compliance with the restrictive covenants of Section 5 and the execution of the Release, Executive shall be entitled to receive all of the following:

(A)	the Accrued Rights;

(B)      a severance payment equal to two (2) times the sum of (x) Executive’s Base Salary then in effect plus (y) Executive’s Target Bonus for the year in which the termination occurs (less any applicable taxes and required withholdings), payable in a lump sum within five (5) days after the effective date of the Release. For purposes of Section 409A, as applicable, the payment made pursuant to this Section shall be considered a separate payment. In the event that the total amount of the payment due Executive under Section 6.3(B) should exceed the maximum amount permitted to be paid under a separation pay plan exempt from regulation under Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), then the entire amount in excess of such maximum amount shall be paid to Executive no later than two and one-half (2½) months following the end of the calendar year in which Executive’s employment terminated or such other date as will not result in a violation of Section 409A.

(C)      until the earlier of the second anniversary of the date of the CiC Qualified Termination or the date Executive is or becomes eligible for comparable coverage under health, life, and disability plans of another employer (such period the “CiC Coverage Period”), the Corporation shall reimburse Executive for certain premiums paid for comparable health insurance coverage as described in this Section 6.3(D). Executive may elect to continue coverage under the Corporation’s group health insurance plan in which he participated on the effective date of the termination of employment by election of continuation coverage under COBRA, subject to the terms of the group health plan and applicable law. The Corporation shall reimburse Executive for that portion of the COBRA premiums that are in excess of the amount Executive paid for group health plan coverage immediately prior to termination of employment for the lesser of: (i) the maximum COBRA period for which Executive is eligible, or (ii) the CiC Coverage Period. At the end of the maximum COBRA continuation period, the Corporation shall further reimburse Executive for that portion of health insurance premiums under a fully-insured, individual health insurance policy that are in excess of the amount Executive paid for coverage under the Corporation’s group health plan immediately prior to termination of employment. Such individual health insurance policy reimbursements shall continue for no longer than the remainder, if any, of the CiC Coverage Period following expiration of the maximum COBRA continuation period Notwithstanding the foregoing, in the event Executive obtains health insurance coverage under a fully-insured, individual health insurance policy that is less expensive than COBRA coverage, the Corporation shall reimburse Executive for premiums that are in excess of the amount Executive paid for health insurance under the Corporation’s group health plan immediately prior to termination through the end of the CiC Coverage Period. All such reimbursements required pursuant to this Section 6.3(C) shall be paid as soon as reasonably practicable following Executive’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Executive and paid by the Corporation no later than December 31 of the calendar year following the calendar year in which such premium expense was incurred by Executive.

6.4       Vesting of Time Restricted Shares, Performance Restricted Shares; Vesting and Exercise of Option. Subject to the actual occurrence of the Change in Control, the Performance Restricted Shares and Time Restricted Shares will become immediately vested and non-forfeitable, and the Option will become immediately and fully exercisable, immediately prior to such Change in Control.

7.	WAIVER OF BREACH.

The Corporation’s or Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

8.	ENTIRE AGREEMENT.

Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No modification of this Agreement shall be valid or binding upon the parties unless such modification is in writing and is signed by the parties. In the event of any inconsistency between this Agreement (and the Exhibits hereto) and any other plan, program, practice or agreement applicable to Executive, this Agreement (and the Exhibits thereto) shall control unless such other plan, program, practice or agreement specifically provides otherwise by reference to this Agreement.

9.	SEVERABILITY.

If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

10.	PARTIES BOUND.

The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation’s successors and assigns. The Corporation, at its discretion, may assign this Agreement. Executive may not assign this Agreement without the Corporation’s prior written consent. In the event of Executive’s death, all unpaid amounts due him under this Agreement (including, without limitation, Section 4 or Section 6) shall be paid to his estate.

11.	REMEDIES.

Executive acknowledges that his breach of this Agreement would cause the Corporation irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Corporation may be entitled by virtue of Executive’s breach or threatened breach of this Agreement, the Corporation may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

12.	DELAYED DISTRIBUTION TO KEY EMPLOYEES.

If the Corporation determines, in accordance with Section 409A(a)(2)B)(i) and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Executive is a specified employee of the Corporation on the date of his separation from service with the Corporation and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement pursuant to such separation from service and not otherwise exempt from Section 409A (including Treasury Regulations Section 1.409A-1(b)(9)(iii)) shall be delayed for a period of six (6) months from the date of such separation from service (the “409A Delay Period”). In such event, any such payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “separation from service” and “specified employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h) and (i), respectively, and, for such purpose the “identification date” shall mean December 31.

13.	GOVERNING LAW.

This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. Any payments to be made hereunder by the Corporation shall be reduced by the amount of any taxes or withholdings, or other reductions required to be made by applicable federal, state or local law.

14.       INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE.

The Corporation will indemnify Executive and hold Executive harmless for all acts and omissions to act during Executive’s employment and service as a member of the Board, and will advance all costs and legal expenses incurred, to the maximum extent provided under the Corporation’s charter, by-laws and applicable law. During Executive’s employment and service as a member of the Board and for all times thereafter during which Executive may be subject to liability for Executive’s acts or omissions to act during such employment and service, the Corporation will insure Executive under a policy of directors and officers liability insurance to the same extent as it insures members of the Board.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EXECUTIVE
/s/Terrance M. Marks
Terrance M. Marks
THE PANTRY, INC.
/s/Frank G. Paci
Frank G. Paci

EVP - Business Operations
Title

Exhibit A

Gleukos advisory role

Gerson Lehrman roundtable participant

Exhibit B

[See Exhibit 10.2 to Current Report on Form 8-K filed on August 28, 2009]

Exhibit C

[See Exhibit 10.3 to Current Report on Form 8-K filed on August 28, 2009]

Exhibit D

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [-] day of ______________, 200[-], by and between The Pantry Inc. (the “Company”) and Terrance M. Marks (the “Executive”).

The Executive and the Company agree as follows:

1.         The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, will terminate on the [-] day of ______________, 20[-] (the “Termination Date”) pursuant to Section [3.2 / 3.5] of the Employment Agreement between the Company and Executive dated August __, 2009 (“Employment Agreement”).

2.         In consideration of the payments, rights and benefits provided for in Sections [4.2(A), 4.2(B), 4.2(C) and 4.2(D) / Section 4.3] of the Employment Agreement (“Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3.         The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the ADEA and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to __________, by hand or by mail (signature of receipt required), and this Release shall not become effective or enforceable until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.         This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms or under this Release, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage under the Employment Agreement or otherwise, (iii) any vested rights the Executive has under the Company’s employee pension benefit and welfare benefit plans, or (iv) any rights of the Executive as a shareholder of the Company.

5.         The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties. The Company represents and warrants that it has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Executive or the Employee Releasing Parties.

6.         This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7.         The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8.         The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9.         This Release shall be governed by and construed in accordance with the laws of the State ofNorth Carolina, without reference to the principles of conflict of laws.

10.       Any controversy or claim arising out of or relating to this Release shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a State in the United States, to be held in Raleigh, North Carolina, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules). The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.       This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12.       Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

13.       The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

THE PANTRY INC.	TERRANCE M. MARKS

_____________________________	_______________________________

By:

Title: